Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Science Applications International Corporation:

(1)	Registration Statement (Form S-8 No. 333-191436)

(2)	Registration Statement (Form S-8 No. 333-203222)

(3)	Registration Statement (Form S-8 No. 333-229254)
of our reports dated March 26, 2020, with respect to the consolidated financial statements of Science Applications International Corporation and the effectiveness of internal control over financial reporting of Science Applications International Corporation included in this Annual Report (Form 10-K) of Science Applications International Corporation for the year ended January 31, 2020.
/s/ ERNST & YOUNG LLP
Tysons, Virginia
March 26, 2020